CUMMINS ENGINE COMPANY, INC.
                     ____________________________
                             EXHIBIT 10(i)
                             _____________
                    EXCESS BENEFIT RETIREMENT PLAN
                    ______________________________

                    Effective as of March 1, 1984
                    Amended as of October 24, 1986
                    Amended as of January 12, 1989
                    Amended as of February 14, 1989

Purpose:
________

Section 415 of the Internal Revenue Code (the "Code"), as amended by the Employee Retirement Income Security Act of 1974 (the "Act") and the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), imposes certain dollar limitations on the annual retirement benefit payable to an individual after December 31, 1982, and Section 401(a)(17) of the Code, as added by the Tax Reform Act of 1986 ("TRA") imposes a dollar limitation on the annual compensation taken into account for any purpose after December 31, 1988 under qualified pension plans such as the Cummins Engine Company, Inc., and Affiliates Retirement Plan "A" (the "Retirement Plan"). Cummins Engine Company, Inc. ("Cummins") has amended the Retirement Plan to conform to the benefit and compensation limitations of the Code, the Act, TRA and TEFRA, and such amendments (the "Limitation Amendments") have reduced the benefits that certain employees of Cummins and its Affiliates (as such term is defined under the Retirement Plan) would otherwise be entitled to receive under the Retirement Plan. Cummins and such Affiliates have adopted this Plan so that eligible employees shall receive retirement benefits in the same amounts they would have received under the Retirement Plan were it not for the Limitation Amendments.

Section 1.  Definitions:
________________________

a) "Employee" is defined for the purpose of this Plan as that term is defined under the Retirement Plan.

b) "Participants" is defined as any employee who has a current accrued retirement benefit in excess of the benefit limitations of
  Section 415 of the Code.

c) "Joint Annuitant" is defined for the purposes of this Plan as that term is defined under the Retirement Plan.

d) "Plan" is defined as the Excess Benefit Retirement Plan of Cummins Engine Company, Inc., as amended from time to time.

e) "Change of Control" means the occurrence of any of the following:

  (i) there shall be consummated (A) any consolidation or merger of Cummins in which Cummins is not the continuing or surviving corporation or pursuant to which shares of Cummins common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of Cummins in which the holders of Cummins common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Cummins, or

  (ii) the stockholders of Cummins shall approve any plan or proposal for the liquidation or dissolution of Cummins, or

  (iii) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Cummins or a subsidiary thereof or any employee benefit plan sponsored by Cummins or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of Cummins in substantially the same proportions as their ownership of stock of Cummins, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Cummins representing 25 percent or more of the combined voting power of Cummins' then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors ("Voting Shares"), as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

  (iv) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted the Board of Directors of Cummins, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Cummins stockholders of each new director during such 2-year period was approved by a vote of at lest two-thirds of the directors then still in office who were directors at the beginning of such 2-year period, or

  (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of
  Schedule 14A of Regulation 14A promulgated under the Exchange Act.

Section 2.  Benefits:
_____________________

a) Cummins will pay or cause to be paid to each Participant or the Participant's Joint Annuitant, as the case may be, who is entitled to receive payments under the Retirement Plan, an amount which is equivalent to the excess, if any, of

  (i) the amount such Participant or Joint Annuitant would have been entitled to receive under the Retirement Plan for each calendar year, taking into account all the provisions of the Retirement Plan as are from time to time in effect and applicable to the Participant or Joint Annuitant except for the Limitation Amendments, minus

  (ii) the amount such Participant or Joint Annuitant was entitled to receive under the Retirement Plan for such year taking into account the Limitation Amendments. Payments hereunder shall be made at approximately the same time as payments are made to the Participant or Joint Annuitant under the Retirement Plan, except as provided in
  Section 2(b) below.

b) If a Participant or Joint Annuitant is entitled to a benefit pursuant to Section 2(a) hereof, Cummins shall pay to such Participant or Joint Annuitant the amount determined as follows:

  (i) If the benefit to which the Participant or the Participant's Joint Annuitant is entitled:

       (A) is less than $100 per month, the benefit will be paid in an actuarially equivalent lump sum

       (B) has an actuarially equivalent lump-sum value which is greater than $100 per month, the benefit will be payable in the same form as the Participant's or Joint Annuitant's Retirement Plan benefit.

  Cummins shall determine the times at which such payments shall be made, but they shall commence not later than one year after the commencement of benefits under the Retirement Plan and shall thereafter be made at least annually and over the same period that such payments would be made if they were paid under the Retirement Plan. Notwithstanding the foregoing, on request of the Participant or Joint Annuitant, Cummins may, in its sole discretion, accelerate the remaining unpaid portion of such payments into one or more payments having, in the aggregate, an equivalent actuarial value.

  (ii) All lump-sum equivalent benefits payable under this Plan will be calculated using:

       (A) the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1, and

       (B)  the mortality tables in Attachment A.

c) Notwithstanding anything contained in this Section 2 to the contrary, following a Change of Control, each Participant shall be entitled to receive a lump-sum payment of the actuarial equivalent of the benefits accrued and remaining unpaid as of the date of such Change of Control, calculated using the assumptions referenced in subsection (b)2. above. In addition, the accrued benefits of each Participant (other than one who is a terminated vested participant in the Retirement Plan) shall be calculated assuming, solely for the purpose of computing benefits, including the reduction of Retirement Plan benefits for early commencement, that the Participant has already satisfied the conditions for unreduced benefits at the earliest possible time, taking into consideration the Participant's age and service with Cummins, its subsidiaries and affiliates.

d)   If payment of a benefit pursuant to subsection (c) of this
  Section 2 (the "Lump Sum") causes the Lump Sum and any other payments made in connection with a Change of Control (together with the Lump Sum, the "Total Payments") to be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, Cummins shall pay the Participant an additional amount (the "Gross-up Payment") such that the net amount retained by the Participant, after deduction of any Excise Tax paid or payable (and not grossed-up under a similar provision of another plan or program sponsored by Cummins) on the Lump Sum and such other Total Payments and any Federal, state and local income tax and Excise Tax upon the payment provided for by this subsection (d), shall be equal to the Lump Sum and such other Total Payments. If any of such other Total Payments are subject to the Excise Tax without regard to the Lump Sum and such other Total Payments. If any of such other Total Payments are subject to the Excise Tax without regard to the Lump Sum, a Gross-up Payment shall be made, but shall only be equal to the increase in the Excise Tax (plus any Federal, state and local income tax and Excise Tax on such Gross-up Payment) arising solely as a result of the Lump Sum.

  For purposes of determining whether any of the payments described above will be subject to the Excise Tax and the amount of such Excise Tax,

  (i) any other payments or benefits received or to be received by the Participant in connection with a change in control of Cummins, whether payable pursuant to the terms of this Plan or any other plan, arrangement or agreement with Cummins, its successors, any person whose actions result in a change in control of Cummins or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change of Control, will become affiliated) with Cummins within the meaning of Section 1504 of the Code shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Cummins' independent auditors and acceptable to the Participant the payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax,

  (ii) the amount of the payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and

  (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Cummins' independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-up Payment, the Participant shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date of payment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment, the Participant shall repay to Cummins at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and Federal and state and local income tax imposed on the Gross-up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Gross-up Payment (including by reasons of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), Cummins shall make an additional Gross-up Payment in respect to such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

Section 3.  Miscellaneous:
__________________________

a) Cummins shall be under only a contractual obligation to make payments to the Participant or Joint Annuitant referred to herein when due, and the method of making provision for the payment of such benefits shall be solely in the discretion of the Plan Administrator referred to in Section 3(g) hereof.

b) Nothing contained herein shall confer any right of an employee to be continued in the employee of Cummins or an Affiliate or shall affect the right of the employee to participate in and receive benefits under and in accordance with any pension, profit sharing, incentive compensation or other benefit plan or other benefit plan or program of Cummins or an Affiliate.

c) This Plan shall continue in force with respect to any Participant until the termination of the right of such Participant or his Joint Annuitant to receive benefits under the Retirement Plan, or, if later, the completion of any payments due under Sections 2(b) or 2(c) hereof, and shall be binding upon any successor to substantially all the assets of Cummins. Cummins may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Participant under the Plan, provided, however, that no such amendment shall deprive any Participant or Joint Annuitant of any benefit that accrued under the Plan prior to such amendment. Cummins may also, at any time, amend this Plan retroactively or otherwise if and to the extent that such action is deemed appropriate in light of government regulations or other legal requirements.

d) Cummins assumes no contractual obligation as to the continuance of this Plan. Cummins may also, at any time, terminate the plan, provided, however, that all benefits accrued under the Plan prior to the termination date will be paid in an actuarially equivalent lump sum.

e) No right or interest of a Participant or Joint Annuitant under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

f) Any elections to be made under this Plan shall be made in the manner prescribed under equivalent provisions of the Retirement
  Plan.

g) The administration of this Plan shall be the responsibility of the Pension Policy Committee of Cummins, or such other person or entity as Cummins shall designate. Decisions of such administrator of the Plan shall be final and binding upon each Affiliate that shall have adopted this Plan, employees of such Affiliates and the Joint Annuitant of such employees.

h) If any payment to be made under this Plan is to be made on account of an employee who was employed by an affiliate that shall have adopted this Plan, the cost of such payment shall be borne in such proportions as Cummins and such Affiliate shall agree.

This Plan shall be effective as of March 1, 1984.